Contact:	Julia McCartney, 714.667.8252, ext. 230 julia.mccartney@grubb-ellis.com

Grubb & Ellis Healthcare REIT Acquires
Amarillo Hospital Property in Amarillo, Texas

SANTA ANA, Calif. (May 21, 2008) – Grubb & Ellis Healthcare REIT, Inc. today announced the acquisition of the real property and improvements associated with a long-term acute care hospital operated by Triumph HealthCare in Amarillo, Texas, or the Amarillo Hospital property.

Located at 7501 Wallace Blvd., the two-story hospital building consists of approximately 65,000 square feet of gross leaseable area. Built in 2007 on approximately 4.2 acres, the Amarillo Hospital property is within one-half mile of the Harrington Regional Medical Center, where both Northwest Texas Hospital and Baptist St. Anthony Health System are located.

“The acquisition of the Amarillo Hospital property further strengthens and diversifies Grubb & Ellis Healthcare REIT, which we believe has grown to become one of the leading portfolios of healthcare facilities in the nation,” said Danny Prosky, Executive Vice President of Acquisitions for Grubb & Ellis Healthcare REIT. “This asset is leased to a strong tenant and is located in a thriving residential and medical area, factors that make it a particularly appealing addition to our portfolio.”

With 20 locations nationwide, Triumph HealthCare specializes in providing long-term acute care services to medically complex patients for whom the short-term acute care hospital is no longer the most appropriate or cost-effective setting. Grubb & Ellis Healthcare REIT also owns the real property of two other hospitals operated by Triumph HealthCare: Triumph Hospital Northwest, a single-story, 115 bed long-term acute care hospital located in Houston and Triumph Hospital Southwest, a two-story, 85 bed long-term acute care hospital located in the Houston-suburb of Sugar Land.

The Amarillo Hospital property is in close proximity to an assisted living facility and a multifamily community, as well as various medical, retail and hotel establishments. The property offers 154 parking spaces and is accessible by Interstate 40 and Highway 335. The city of Amarillo boasts a population in excess of 185,000; and according to the U.S. Department of Labor’s Bureau of Labor Statistics, as of March 2008, Amarillo had an unemployment rate of 3.1 percent, significantly lower than the national average of 5.0 percent.

The Amarillo Hospital property was acquired from an unaffiliated partnership sponsored by Trophy Healthcare Realty L.P. Grubb & Ellis Healthcare REIT financed the acquisition through utilization of its line of credit.

As of May 9, 2008, Grubb & Ellis Healthcare REIT has sold approximately 31.8 million shares of its common stock, excluding the shares issued under its distribution reinvestment plan, for approximately $318 million through its initial public offering, which began in the third quarter of 2006.

Grubb & Ellis Healthcare REIT offers a monthly distribution of 7.25 percent annum and, as of May 19, 2008, has made 28 geographically-diverse acquisitions with a total portfolio valued at approximately $534 million based on purchase price.

About Grubb & Ellis
Grubb & Ellis Company (NYSE: GBE), one of the largest and most respected commercial real estate services companies, is the sponsor of Grubb & Ellis Healthcare REIT, Inc. With more than 130 owned and affiliate offices worldwide, Grubb & Ellis offers property owners, corporate occupants and investors comprehensive integrated real estate solutions, including transaction, management, consulting and investment advisory services supported by proprietary market research and extensive local market expertise.

Grubb & Ellis and its subsidiaries are leading sponsors of real estate investment programs that provide individuals and institutions the opportunity to invest in a broad range of real estate investment vehicles, including tax-deferred 1031 tenant-in-common (TIC) exchanges; public non-traded real estate investment trusts (REITs) and real estate investment funds. As of March 31, 2008, more than $3.4 billion in investor equity has been raised for these investment programs. The company and its subsidiaries currently manage a growing portfolio of more than 218 million square feet of real estate. In 2007, Grubb & Ellis was selected from among 15,000 vendors as Microsoft Corporation’s Vendor of the Year. For more information regarding Grubb & Ellis Company, please visit www.grubb-ellis.com.

FORWARD-LOOKING LANGUAGE

This press release contains certain forward-looking statements with respect to the importance that the property adds to the Grubb & Ellis Healthcare REIT portfolio. Forward-looking statements are statements that are not descriptions of historical facts and include statements regarding management’s intentions, beliefs, expectations, plans or predictions of the future, within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements. These risks, uncertainties and contingencies include, but are not limited to, the following: uncertainties regarding changes in the healthcare industry; uncertainties relating to changes in general economic and real estate conditions; uncertainties relating to the local economy and demand for healthcare related services of the greater Amarillo, Texas area; the strengths and financial condition of Triumph HealthCare; the uncertainties relating to the implementation of our real estate investment strategy; and other risk factors as outlined in the company’s prospectus, as amended from time to time, and as detailed from time to time in our periodic reports, as filed with the Securities and Exchange Commission.